Exhibit 99.1
LIVE OAK BANCSHARES, INC. REPORTS FIRST QUARTER 2023 RESULTS
Wilmington, NC, April 26, 2023 - Live Oak Bancshares, Inc. (NYSE: LOB) (“Live Oak” or “the Company”) today reported first quarter of 2023 net income of $398 thousand, or $0.01 per diluted share.

“The headlines for the first quarter of 2023 centered around deposits, liquidity, and credit. In the midst of this discourse, Live Oak weathered the noise and has a solid story to tell with continued deposit growth, a record first quarter for production backed by strong liquidity and healthy credit,” said Live Oak Chairman and CEO James S. (Chip) Mahan III. “We will continue to do what we have been doing since inception, diligently working to be America’s small business bank, while keeping a focus on soundness, profitability, and growth, in that order. Always.”
First Quarter 2023 Key Measures

(Dollars in thousands, except per share data)			Increase (Decrease)
	1Q 2023	4Q 2022	Dollars	Percent	1Q 2022
Total revenue(1)	$101,596	$104,973	$(3,377)	(3)%	$110,447
Total noninterest expense	78,962	84,585	(5,623)	(7)	65,714
Income before taxes	3,613	717	2,896	404	42,897
Effective tax rate	89.0%	(149.9)%	n/a	n/a	19.6%
Net income	$398	$1,792	$(1,394)	(78)%	$34,509
Diluted earnings per share	0.01	0.04	(0.03)	(75)	0.76
Loan and lease production:
Loans and leases originated	$1,030,882	$1,177,688	$(146,806)	(12)%	$865,063
% Fully funded	54.5%	58.1%	n/a	n/a	55.9%
Total loans and leases:	$8,220,279	$7,898,788	$321,491	4%	$6,766,876
Total assets:	10,364,297	9,855,498	508,799	5	8,619,966
Total deposits:	9,421,994	8,884,928	537,066	6	7,637,163
(1)Total revenue consists of net interest income and total noninterest income.
Loans and Leases
As of March 31, 2023, the total loan and lease portfolio was $8.22 billion, 4.1% above its level at December 31, 2022, and 21.5% above its level a year ago. This growth was the product of strong origination volumes. Compared to the fourth quarter of 2022, loans and leases held for investment increased $342.8 million, or 4.7%, to $7.69 billion while loans held for sale decreased $21.3 million, or 3.8%, to $533.3 million. The decrease in loans held for sale was principally due to the impact of market conditions in a rising rate environment which has influenced management's intent to hold a greater portion of loans as held for investment. Average loans and leases were $8.06 billion during the first quarter of 2023 compared to $7.64 billion during the fourth quarter of 2022.
The total loan and lease portfolio at March 31, 2023, and December 31, 2022, was comprised of 40.9% and 42.3% of guaranteed loans and leases, respectively.
Loan and lease originations totaled $1.03 billion during the first quarter of 2023, a decrease of $146.8 million, or 12.5%, from the fourth quarter of 2022. Loan and lease originations increased $165.8 million, or 19.2%, from the first quarter of 2022.

Deposits
Total deposits increased to $9.42 billion at March 31, 2023, an increase of $537.1 million compared to December 31, 2022, and an increase of $1.78 billion compared to March 31, 2022. The increase in total deposits from prior periods was to support growth in the loan and lease portfolio, as well as enhance the Company’s liquidity profile in response to the recent banking crisis. In addition, the Company began offering the IntraFi Insured Cash Sweep product in the first quarter of 2023 whereby depositors have access to FDIC insurance in excess of $250 thousand.
Average total interest-bearing deposits for the first quarter of 2023 increased $520.6 million, or 6.2%, to $8.88 billion, compared to $8.36 billion for the fourth quarter of 2022. The ratio of average total loans and leases to average interest-bearing deposits was 90.8% for the first quarter of 2023, compared to 91.4% for the fourth quarter of 2022.
Borrowings
Borrowings totaled $30.8 million at March 31, 2023 compared to $83.2 million and $196.9 million at December 31, 2022, and March 31, 2022, respectively. During the first quarter of 2023, the Company decreased borrowings by $52.4 million and $166.1 million as compared to December 31, 2022, and March 31, 2022, respectively. The decrease from the fourth quarter of 2022 was principally due to paying off the Company’s Fed Funds line of credit while the decrease from the first quarter of 2022 was primarily the result of paying off the outstanding balance of the Federal Reserve’s Paycheck Protection Program Liquidity Facility in September 2022.
Net Interest Income
Net interest income for the first quarter of 2023 was $82.0 million compared to $85.9 million for the fourth quarter of 2022 and $77.8 million for the first quarter of 2022. The net interest margin for the first quarter of 2023 and fourth quarter of 2022 was 3.46% and 3.76%, respectively, a decrease of 30 basis points quarter over quarter. This decrease was due to higher average liquidity levels as well as recent interest rate increases where new and existing deposits are repricing more rapidly than the Company’s total loan and lease portfolio. During the first quarter of 2023, the average cost of interest-bearing liabilities increased by 71 basis points while the average yield on interest-earning assets increased by 41 basis points.
The increase in net interest income for the first quarter of 2023 compared to the first quarter of 2022 was driven by growth in the total loan and lease portfolio. Partially mitigating this increase was a decrease in the net interest margin arising from an increase in interest-bearing liabilities combined with the increase in average cost of funds outpacing the increase in average yield on interest-earning assets.
Noninterest Income
Noninterest income for the first quarter of 2023 was $19.6 million, an increase of $508 thousand compared to the fourth quarter of 2022, and a decrease of $13.1 million compared to the first quarter of 2022. The primary drivers in noninterest income changes are outlined below.
The loan servicing asset revaluation resulted in a gain of $356 thousand for the first quarter of 2023 compared to a $5.0 million loss for the fourth quarter of 2022 and a $1.6 million loss for the first quarter of 2022. The net gain in the loan servicing asset revaluation during the first quarter of 2023 was principally related to positive movements in market premiums during the quarter.
Net gains on sales of loans for the first quarter of 2023 was $10.2 million, a $2.8 million increase compared to the fourth quarter of 2022, and a $10.8 million decrease compared to the first quarter of 2022. The increase in net gains on sales of loans compared to the fourth quarter of 2022 was largely the result of a higher volume of loan sales combined with higher quarter over quarter market premiums. The decrease in the net gains on loan sales compared to the first quarter of 2022 was the result of lower loan sale volume and comparatively lower premiums in the first quarter of 2023. The average gain on sale premium of guaranteed loans was 106%, 105% and 109% for the first quarter of 2023, fourth quarter of 2022 and first quarter of 2022, respectively. The volume of guaranteed loans sold was $167.8 million for the first quarter of 2023, compared to $144.3 million sold in the fourth quarter of 2022, and $219.7 million sold in the first quarter of 2022.
Loans accounted for under the fair value option had a net loss of $4.5 million for the first quarter of 2023, a $571 thousand net gain for the fourth quarter of 2022, and a $516 thousand net gain for the first quarter of 2022. The decrease in valuation of loans accounted for under the fair value option compared to both prior periods was largely the result of negative market impacts related to rising interest rates.

Net equity method and equity security investment losses totaled $2.9 million for the first quarter of 2023, a $1.9 million increase in losses from the net loss for the fourth quarter of 2022. The increase was principally related to heightened levels of underlying losses in several of the Company’s equity method investees combined with lower levels of profit distributions from equity security investments.
Management fee income increased $2.0 million to $3.5 million for the first quarter of 2023 compared to the first quarter of 2022. Management fees are earned via Canapi Advisors investment advisory services for financial technology venture funds. This increase was principally due to four funds receiving advisory services in the first quarter of 2023 compared to two funds receiving advisory services in the first quarter of 2022. Canapi Advisors is one of the Company’s wholly owned subsidiaries.
Noninterest Expense
Noninterest expense for the first quarter of 2023 totaled $79.0 million compared to $84.6 million for the fourth quarter of 2022 and $65.7 million for the first quarter of 2022. The primary drivers in noninterest expense changes are outlined below.
Salaries and employee benefits for the first quarter of 2023 increased $2.2 million compared to the fourth quarter of 2022 and $6.3 million compared to the first quarter of 2022. This increase was largely the product of continued investment in human resources to support strategic and growth initiatives.
Professional services expense for the first quarter of 2023 decreased $1.5 million compared to the fourth quarter of 2022 and $1.9 million compared to the first quarter of 2022. This decrease was primarily driven by an insurance recovery of $1.3 million in the current quarter for previously expensed legal fees.
Advertising and marketing expense increased $1.9 million compared to the first quarter of 2022 as a continued investment in the Company’s lending and deposit market growth.
The Company incurred $8.4 million in impairment charges related to a renewable energy tax credit investment in the fourth quarter of 2022. Comparatively, there was $69 thousand in impairment charges in the first quarter of 2023.
Other noninterest expense increased by $3.7 million during the first quarter of 2023 compared to the fourth quarter of 2022 and $3.5 million compared to the first quarter of 2022, largely related to $2.8 million in increased levels of reserves on unfunded commitments. This increase was a result of refinements to the assumptions for estimating the reserve in the first quarter of 2023.
Asset Quality
During the first quarter of 2023, the Company recognized net charge-offs for loans carried at historical cost of $6.7 million compared to $1.4 million in the fourth quarter of 2022 and $2.4 million in the first quarter of 2022. Net charge-offs as a percentage of average held for investment loans and leases carried at historical cost, annualized, for the quarters ended March 31, 2023, December 31, 2022 and March 31, 2022, was 0.38%, 0.09% and 0.19%, respectively. The increase in net charge-offs in the first quarter of 2023 was primarily isolated to two relationships.
Unguaranteed nonperforming (nonaccrual) loans and leases, excluding $8.2 million and $6.7 million accounted for under the fair value option at March 31, 2023, and December 31, 2022, respectively, increased to $22.0 million, or 0.30% of loans and leases held for investment which are carried at historical cost, at March 31, 2023, compared to $18.8 million, or 0.27%, at December 31, 2022.
Provision for Loan and Lease Credit Losses
The provision for loan and lease credit losses for the first quarter of 2023 totaled $19.0 million compared to $19.7 million for the fourth quarter of 2022 and $1.8 million for the first quarter of 2022. The provision expense in the first quarter of 2023 was primarily the result of continued growth of the loan and lease portfolio combined with portfolio trends and changes in the macroeconomic outlook.
The allowance for credit losses on loans and leases totaled $108.2 million at March 31, 2023 compared to $96.6 million at December 31, 2022. The allowance for credit losses on loans and leases as a percentage of total loans and leases held for investment carried at historical cost was 1.50% and 1.41% at March 31, 2023, and December 31, 2022, respectively.

Income Tax
Income tax expense (benefit) and related effective tax rate was $3.2 million and 89.0% for the first quarter of 2023, $(1.1) million and (149.9)% for the fourth quarter of 2022 and $8.4 million and 19.6% for the first quarter of 2022, respectively. The higher level of income tax expense for the first quarter of 2023 compared to the fourth quarter of 2022 was primarily the result of discrete items related to stock compensation expense while the lower level of income tax expense compared to the first quarter of 2022 was principally related to decreased pretax income.
Conference Call
Live Oak will host a conference call to discuss the company's financial results and business outlook tomorrow, April 27, 2023, at 9:00 a.m. ET. The call will be accessible by telephone and webcast using Conference ID: 21279493. A supplementary slide presentation will be posted to the website prior to the event, and a replay will be available for 12 months following the event. The conference call details are as follows:
Live Telephone Dial-In
U.S.: 888.886.7786
International: +1 416.764.8658
Pass Code: None Required
Live Webcast Log-In
Webcast Link: investor.liveoakbank.com
Registration: Name and Email Required
Multi-Factor Code: Provided After Registration

Important Note Regarding Forward-Looking Statements
Statements in this press release that are based on other than historical data or that express the Company’s plans or expectations regarding future events or determinations are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Statements based on historical data are not intended and should not be understood to indicate the Company’s expectations regarding future events. Forward-looking statements provide current expectations or forecasts of future events or determinations. These forward-looking statements are not guarantees of future performance or determinations, nor should they be relied upon as representing management’s views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties, and actual results may differ materially from those presented, either expressed or implied, in this press release. Factors that could cause actual results to differ materially from those expressed in the forward-looking statements include changes in Small Business Administration (“SBA”) rules, regulations or loan products, including the Section 7(a) program, changes in SBA standard operating procedures or changes in Live Oak Banking Company's status as an SBA Preferred Lender; changes in rules, regulations or procedures for other government loan programs, including those of the United States Department of Agriculture; the impacts of global health crises and pandemics, such as the Coronavirus Disease 2019 (COVID-19) pandemic, on trade (including supply chains and export levels), travel, employee productivity and other economic activities that may have a destabilizing and negative effect on financial markets, economic activity and customer behavior; a reduction in or the termination of the Company's ability to use the technology-based platform that is critical to the success of its business model, including a failure in or a breach of operational or security systems; competition from other lenders; the Company's ability to attract and retain key personnel; market and economic conditions and the associated impact on the Company; operational, liquidity and credit risks associated with the Company's business; the impact of heightened regulatory scrutiny of financial products and services and the Company's ability to comply with regulatory requirements and expectations; a deterioration of the credit rating for U.S. long-term sovereign debt, actions that the U.S. government may take to avoid exceeding the debt ceiling, and uncertainties surrounding the debt ceiling and the federal budget; adverse results, including related fees and expenses, from pending or future lawsuits, government investigations or private actions; and the other factors discussed in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s Internet site (http://www.sec.gov). Except as required by law, the Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.
About Live Oak Bancshares, Inc.
Live Oak Bancshares, Inc. (NYSE: LOB) is a financial holding company and the parent company of Live Oak Bank. Live Oak Bancshares and its subsidiaries partner with businesses that share a groundbreaking focus on service and technology to redefine banking. To learn more, visit www.liveoakbank.com.
Contacts:
William C. (BJ) Losch, III | CFO & Chief Banking Officer | Investor Relations | 910.202.6926
Claire Parker | SVP Corporate Communications | Media Relations | 910.597.1592

Live Oak Bancshares, Inc.
Quarterly Statements of Income (unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended					1Q 2023 Change vs.
	1Q 2023	4Q 2022	3Q 2022	2Q 2022	1Q 2022	4Q 2022	1Q 2022
Interest income						%	%
Loans and fees on loans	$139,052	$127,310	$107,880	$94,157	$89,198	9.2	55.9
Investment securities, taxable	7,547	6,716	5,506	4,046	3,399	12.4	122.0
Other interest earning assets	4,817	2,584	2,448	1,044	185	86.4	2503.8
Total interest income	151,416	136,610	115,834	99,247	92,782	10.8	63.2
Interest expense
Deposits	67,595	50,357	31,553	18,777	14,348	34.2	371.1
Borrowings	1,804	351	395	536	655	414.0	175.4
Total interest expense	69,399	50,708	31,948	19,313	15,003	36.9	362.6
Net interest income	82,017	85,902	83,886	79,934	77,779	(4.5)	5.4
Provision for loan and lease credit losses	19,021	19,671	14,169	5,267	1,836	(3.3)	936.0
Net interest income after provision for loan and lease credit losses	62,996	66,231	69,717	74,667	75,943	(4.9)	(17.0)
Noninterest income
Loan servicing revenue	6,380	6,296	6,230	6,477	6,356	1.3	0.4
Loan servicing asset revaluation	356	(5,016)	(1,324)	(8,668)	(1,569)	107.1	122.7
Net gains on sales of loans	10,175	7,362	9,275	5,630	20,977	38.2	(51.5)
Net (loss) gain on loans accounted for under the fair value option	(4,529)	571	4,420	(4,461)	516	(893.2)	(977.7)
Equity method investments income (loss)	(2,952)	(1,818)	29,136	119,056	(2,124)	(62.4)	(39.0)
Equity security investments gains (losses), net	77	868	876	1,655	(44)	(91.1)	275.0
Lease income	2,535	2,555	2,516	2,510	2,503	(0.8)	1.3
Management fee income	3,472	3,200	2,844	2,558	1,488	8.5	133.3
Other noninterest income	4,065	5,053	3,751	3,772	4,565	(19.6)	(11.0)
Total noninterest income	19,579	19,071	57,724	128,529	32,668	2.7	(40.1)
Noninterest expense
Salaries and employee benefits	44,765	42,560	43,479	46,276	38,507	5.2	16.3
Travel expense	2,411	1,872	2,372	2,358	1,897	28.8	27.1
Professional services expense	927	2,453	2,505	3,988	2,791	(62.2)	(66.8)
Advertising and marketing expense	3,603	3,892	2,621	2,301	1,729	(7.4)	108.4
Occupancy expense	1,925	3,469	2,519	2,773	2,327	(44.5)	(17.3)
Technology expense	7,729	8,849	7,770	5,762	6,053	(12.7)	27.7
Equipment expense	3,818	3,759	3,761	3,784	3,816	1.6	0.1
Other loan origination and maintenance expense	3,927	3,657	3,376	3,022	3,113	7.4	26.1
Renewable energy tax credit investment impairment	69	8,446	7,721	50	—	(99.2)	100.0
FDIC insurance	3,403	2,923	2,697	2,164	1,972	16.4	72.6
Contributions and donations	56	33	191	5,515	723	69.7	(92.3)
Other expense	6,329	2,672	4,036	2,886	2,786	136.9	127.2
Total noninterest expense	78,962	84,585	83,048	80,879	65,714	(6.6)	20.2
Income before taxes	3,613	717	44,393	122,317	42,897	403.9	(91.6)
Income tax expense (benefit)	3,215	(1,075)	1,525	25,278	8,388	399.1	(61.7)
Net income	$398	$1,792	$42,868	$97,039	$34,509	(77.8)	(98.8)
Earnings per share
Basic	$0.01	$0.04	$0.97	$2.22	$0.79	(75.0)	(98.7)
Diluted	$0.01	$0.04	$0.96	$2.16	$0.76	(75.0)	(98.7)
Weighted average shares outstanding
Basic	44,157,156	44,005,220	43,914,920	43,824,707	43,701,943
Diluted	44,964,616	44,794,941	44,797,109	44,803,278	45,227,536

Live Oak Bancshares, Inc.
Quarterly Balance Sheets (unaudited)
(Dollars in thousands)

	As of the quarter ended					1Q 2023 Change vs.
	1Q 2023	4Q 2022	3Q 2022	2Q 2022	1Q 2022	4Q 2022	1Q 2022
Assets						%	%
Cash and due from banks	$463,186	$280,239	$335,046	$580,493	$477,778	65.3	(3.1)
Federal funds sold	—	136,397	68,324	51,694	29,993	(100.0)	(100.0)
Certificates of deposit with other banks	4,000	4,000	4,250	4,250	4,250	—	(5.9)
Investment securities available-for-sale	1,149,691	1,014,719	1,005,372	927,968	844,577	13.3	36.1
Loans held for sale (1)	533,292	554,610	537,649	1,199,734	1,028,635	(3.8)	(48.2)
Loans and leases held for investment (2)	7,686,987	7,344,178	6,853,382	5,860,209	5,738,241	4.7	34.0
Allowance for credit losses on loans and leases	(108,242)	(96,566)	(78,291)	(65,863)	(63,058)	12.1	71.7
Net loans and leases	7,578,745	7,247,612	6,775,091	5,794,346	5,675,183	4.6	33.5
Premises and equipment, net	268,138	263,290	260,285	257,926	254,865	1.8	5.2
Foreclosed assets	—	—	1,178	191	198	—	(100.0)
Servicing assets	29,357	26,323	29,081	28,661	36,286	11.5	(19.1)
Other assets	337,888	328,308	298,374	275,634	268,201	2.9	26.0
Total assets	$10,364,297	$9,855,498	$9,314,650	$9,120,897	$8,619,966	5.2	20.2
Liabilities and Shareholders’ Equity
Liabilities
Deposits:
Noninterest-bearing	$176,439	$194,100	$170,336	$119,371	$86,342	(9.1)	104.3
Interest-bearing	9,245,555	8,690,828	8,234,573	8,036,373	7,550,821	6.4	22.4
Total deposits	9,421,994	8,884,928	8,404,909	8,155,744	7,637,163	6.0	23.4
Borrowings	30,767	83,203	35,616	86,209	196,911	(63.0)	(84.4)
Other liabilities	88,729	76,334	71,957	87,282	72,565	16.2	22.3
Total liabilities	9,541,490	9,044,465	8,512,482	8,329,235	7,906,639	5.5	20.7
Shareholders’ equity
Preferred stock, no par value, 1,000,000 shares authorized, none issued or outstanding	—	—	—	—	—	—	—
Class A common stock (voting)	334,672	330,854	325,632	320,924	315,607	1.2	6.0
Class B common stock (non-voting)	—	—	—	—	—	—	—
Retained earnings	572,530	572,497	571,778	530,021	434,226	—	31.9
Accumulated other comprehensive loss	(84,395)	(92,318)	(95,242)	(59,283)	(36,506)	(8.6)	131.2
Total shareholders' equity	822,807	811,033	802,168	791,662	713,327	1.5	15.3
Total liabilities and shareholders’ equity	$10,364,297	$9,855,498	$9,314,650	$9,120,897	$8,619,966	5.2	20.2
(1)Includes $23.5 million and $25.1 million measured at fair value for the quarters ended June 30, 2022 and March 31, 2022, respectively.
(2)Includes $467.0 million, $494.5 million, $512.2 million, $530.6 million and $600.6 million measured at fair value for the quarters ended March 31, 2023, December 31, 2022, September 30, 2022, June 30, 2022 and March 31, 2022, respectively.

Live Oak Bancshares, Inc.
Quarterly Selected Financial Data
(Dollars in thousands, except per share data)

	As of and for the three months ended
	1Q 2023	4Q 2022	3Q 2022	2Q 2022	1Q 2022
Income Statement Data
Net income	$398	$1,792	$42,868	$97,039	$34,509
Per Common Share
Net income, diluted	$0.01	$0.04	$0.96	$2.16	$0.76
Dividends declared	0.03	0.03	0.03	0.03	0.03
Book value	18.58	18.41	18.24	18.05	16.29
Tangible book value (1)	18.50	18.32	18.15	17.97	16.20
Performance Ratios
Return on average assets (annualized)	0.02%	0.08%	1.86%	4.40%	1.65%
Return on average equity (annualized)	0.19	0.88	20.79	46.14	18.94
Net interest margin	3.46	3.76	3.84	3.89	4.02
Efficiency ratio (1)	77.72	80.58	58.65	38.80	59.50
Noninterest income to total revenue	19.27	18.17	40.76	61.66	29.58
Selected Loan Metrics
Loans and leases originated	$1,030,882	$1,177,688	$1,005,235	$959,635	$865,063
Outstanding balance of sold loans serviced	3,616,701	3,481,885	3,345,907	3,329,616	3,381,883
Asset Quality Ratios
Allowance for credit losses to loans and leases held for investment (3)	1.50%	1.41%	1.23%	1.24%	1.23%
Net charge-offs (3)	$6,669	$1,396	$1,741	$2,462	$2,362
Net charge-offs to average loans and leases held for investment (2) (3)	0.38%	0.09%	0.12%	0.19%	0.19%

Nonperforming loans and leases at historical cost (3)
Unguaranteed	$22,002	$18,784	$14,334	$11,974	$19,475
Guaranteed	63,696	54,608	45,730	33,794	32,828
Total	85,698	73,392	60,064	45,768	52,303
Unguaranteed nonperforming historical cost loans and leases, to loans and leases held for investment (3)	0.30%	0.27%	0.23%	0.22%	0.38%

Nonperforming loans at fair value (4)
Unguaranteed	$8,193	$6,678	$2,736	$3,615	$4,451
Guaranteed	43,968	38,212	25,169	27,895	30,850
Total	52,161	44,890	27,905	31,510	35,301
Unguaranteed nonperforming fair value loans to loans held for investment (4)	1.75%	1.35%	0.53%	0.68%	0.74%
Capital Ratios
Common equity tier 1 capital (to risk-weighted assets)	11.67%	12.46%	13.16%	13.14%	12.10%
Tier 1 leverage capital (to average assets)	8.70	9.26	9.49	9.44	8.87
Notes to Quarterly Selected Financial Data
(1)See accompanying GAAP to Non-GAAP Reconciliation.
(2)Quarterly net charge-offs as a percentage of quarterly average loans and leases held for investment, annualized.
(3)Loans and leases at historical cost only (excludes loans measured at fair value).
(4)Loans accounted for under the fair value option only (excludes loans and leases carried at historical cost).

Live Oak Bancshares, Inc.
Quarterly Average Balances and Net Interest Margin
(Dollars in thousands)

	Three Months Ended March 31, 2023			Three Months Ended December 31, 2022
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest-earning assets:
Interest-earning balances in other banks	$220,114	$3,193	5.88%	$138,819	$1,063	3.04%
Federal funds sold	140,033	1,624	4.70	160,944	1,521	3.75
Investment securities	1,187,377	7,547	2.58	1,128,105	6,716	2.36
Loans held for sale	560,155	11,986	8.68	573,280	11,635	8.05
Loans and leases held for investment(1)	7,497,824	127,066	6.87	7,066,106	115,675	6.49
Total interest-earning assets	9,605,503	151,416	6.39	9,067,254	136,610	5.98
Less: Allowance for credit losses on loans and leases	(94,283)			(77,977)
Noninterest-earning assets	600,471			476,204
Total assets	$10,111,691			$9,465,481
Interest-bearing liabilities:
Interest-bearing checking	$21,668	$271	5.07%	$—	$—	—%
Savings	4,207,286	36,251	3.49	4,096,034	28,587	2.77
Money market accounts	114,084	137	0.49	117,843	121	0.41
Certificates of deposit	4,535,363	30,936	2.77	4,143,894	21,649	2.07
Total deposits	8,878,401	67,595	3.09	8,357,771	50,357	2.39
Borrowings	158,508	1,804	4.62	36,264	351	3.84
Total interest-bearing liabilities	9,036,909	69,399	3.11	8,394,035	50,708	2.40
Noninterest-bearing deposits	177,078			182,727
Noninterest-bearing liabilities	64,409			69,814
Shareholders' equity	833,295			818,905
Total liabilities and shareholders' equity	$10,111,691			$9,465,481
Net interest income and interest rate spread		$82,017	3.28%		$85,902	3.58%
Net interest margin			3.46			3.76
Ratio of average interest-earning assets to average interest-bearing liabilities			106.29%			108.02%
(1)Average loan and lease balances include non-accruing loans and leases.

Live Oak Bancshares, Inc.
GAAP to Non-GAAP Reconciliation
(Dollars in thousands)

	As of and for the three months ended
	1Q 2023	4Q 2022	3Q 2022	2Q 2022	1Q 2022
Total shareholders’ equity	$822,807	$811,033	$802,168	$791,662	$713,327
Less:
Goodwill	1,797	1,797	1,797	1,797	1,797
Other intangible assets	1,835	1,873	1,912	1,950	1,988
Tangible shareholders’ equity (a)	$819,175	$807,363	$798,459	$787,915	$709,542
Shares outstanding (c)	44,290,840	44,061,244	43,981,350	43,854,011	43,787,660
Total assets	$10,364,297	$9,855,498	$9,314,650	$9,120,897	$8,619,966
Less:
Goodwill	1,797	1,797	1,797	1,797	1,797
Other intangible assets	1,835	1,873	1,912	1,950	1,988
Tangible assets (b)	$10,360,665	$9,851,828	$9,310,941	$9,117,150	$8,616,181
Tangible shareholders’ equity to tangible assets (a/b)	7.91%	8.20%	8.58%	8.64%	8.23%
Tangible book value per share (a/c)	$18.50	$0.02	$0.02	$17.97	$16.20
Efficiency ratio:
Noninterest expense (d)	$78,962	$84,585	$83,048	$80,879	$65,714
Net interest income	82,017	85,902	83,886	79,934	77,779
Noninterest income	19,579	19,071	57,724	128,529	32,668
Total revenue (e)	$101,596	$104,973	$141,610	$208,463	$110,447
Efficiency ratio (d/e)	77.72%	80.58%	58.65%	38.80%	59.50%
This press release presents non-GAAP financial measures. The adjustments to reconcile from the non-GAAP financial measures to the applicable GAAP financial measure are included where applicable in financial results presented in accordance with GAAP. The Company considers these adjustments to be relevant to ongoing operating results. The Company believes that excluding the amounts associated with these adjustments to present the non-GAAP financial measures provides a meaningful base for period-to-period comparisons, which will assist regulators, investors, and analysts in analyzing the operating results or financial position of the Company. The non-GAAP financial measures are used by management to assess the performance of the Company’s business for presentations of Company performance to investors, and for other reasons as may be requested by investors and analysts. The Company further believes that presenting the non-GAAP financial measures will permit investors and analysts to assess the performance of the Company on the same basis as that applied by management. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although non-GAAP financial measures are frequently used by shareholders to evaluate a company, they have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of results reported under GAAP.